NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 26, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 13, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Aspirational Consumer Lifestyle Corp. and Wheels Up Partners Holdings LLC, Inc. became effective on July 13, 2021. The Aspirational Consumer Lifestyle Corp. Units, each consisting of one Class A ordinary share and one-third of one redeemable warrant, automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 14, 2021.